Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO MERGER AGREEMENT

THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of October 30, 2006, by and among IntercontinentalExchange, Inc. (“ICE”), Board of Trade of the City of New York, Inc. (“NYBOT”) and CFC Acquisition Co. (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, ICE, NYBOT and Merger Sub are parties to that certain Merger Agreement dated as of September 14, 2006 (the “Agreement”); and

WHEREAS, ICE, NYBOT and Merger Sub desire to amend the Agreement, as hereinafter more particularly set forth;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.     All capitalized terms used in this Amendment which are not otherwise defined herein are used with the same meaning attributed to such capitalized terms in the Agreement.

2.     The form of Bylaws referenced in Section 1.1 of the Agreement shall be replaced in its entirety by the form of Bylaws attached to this Amendment as Annex A.

3.     The second sentence of Section 1.3 of the Agreement is hereby amended and restated in its entirety as follows:

“The Chief Executive Officer or President, as the case may be, of Merger Sub prior to the Effective Time shall become the Chief Executive Officer or President, as the case may be, of the Surviving Corporation at the Effective Time.”

4.     Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Certificate of Incorporation. The Charter as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be changed to Board of Trade of the City of New York, Inc.”

5.     Section 4.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Prior to the Mailing Date, NYBOT shall deliver to ICE and the Exchange Agent, in writing, a schedule (the “Allocation Schedule”) setting forth an allocation of up to an aggregate amount of consideration as set forth on Annex 4.6 to certain directors and employees of NYBOT and its Subsidiaries (in the aggregate, the “Bonus Pool”). With respect to the Bonus Pool, the Allocation Schedule shall identify the full name and such other identifying information as ICE may reasonably request with respect to each of the directors and employees of NYBOT and its Subsidiaries that NYBOT desires to receive a portion of the Bonus Pool, together with details of the amount of the Bonus Pool to be provided to each such director and employee. The Allocation Schedule shall also identify what portion of such amount shall be payable to each such director and employee in cash (in the aggregate, the “Awarded Cash Consideration”) and in shares of ICE Common Stock (in the aggregate, the “Awarded Share Number”). For such purpose, shares of ICE Common Stock shall be valued at $63.127 per share. If any of the Bonus Pool has not been allocated to such directors and employees of NYBOT, the amount of any unallocated consideration shall be allocated to the Members (the “Members’ Allocation”).”

6.     Section 4.6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) ICE shall cause the Exchange Agent to include in the transmittal materials to be provided to Members pursuant to Section 4.4(b) a notice of the amount of the aggregate Members’ Allocation divided by the number of Membership Interests then issued and outstanding (the “Per Interest Additional Consideration”). The Per Interest Additional Consideration shall be payable to the Members in the relative proportions of cash and shares of ICE Common Stock (valued at $63.127 per share) in which such Member is entitled to receive the other Merger Consideration pursuant to Section 4.3, taking into account the Exchange Agent’s proration process pursuant to Section 4.3. The “Per Interest Additional Cash Consideration” means the cash portion of such Per Interest Additional Consideration. The “Per Interest Additional Stock Consideration” means the ICE Common Stock portion of such Per Interest Additional Consideration.”

7.     Section 4.6(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) Promptly after the Effective Time, ICE shall cause the Surviving Corporation to distribute the Awarded Cash Consideration and the Awarded Share Number to the directors and employees of NYBOT who are employed in such positions as of the Effective Time and who (other than those listed on Section 4.6(c) of the NYBOT Disclosure Letter) have executed a non-competition agreement, in a form reasonably acceptable to ICE, substantially similar to ICE’s standard non-competition agreements and having the limits set forth on Section 4.6(c) of the NYBOT Disclosure Letter in accordance with the Allocation Schedule, and, if requested by ICE, a consulting agreement with ICE and the Surviving Corporation in a form mutually agreed by such director or employee and ICE; provided, however, that in no event shall ICE be required to distribute the Awarded Cash Consideration or the Awarded Share Number to the extent such distribution would not be fully deductible by ICE, NYBOT or the Surviving Corporation under Section 162(m) or Section 280G of the Code and any such Awarded Cash Consideration or Awarded Share Number not so distributed shall be treated as Members’ Allocation and promptly paid to Members using the procedures set forth in Section 4.6(b) hereof.”

8.     The term “45 days” in the parenthetical in Section 6.1(c)(ix) of the Agreement is hereby replaced by the term “60 days”.

9.     Annex 4.6 to the Agreement is hereby amended and restated in its entirety as follows:

“Bonus Pool Caps

Aggregate Amount (whether paid in cash or in shares of ICE Common Stock valued at $63.127 per share,

or a combination thereof): $10,747,183.66”

10.     This Amendment may be executed in two or more separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.     Except as expressly set forth herein, the parties make no other amendment, alteration or modification of the Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Agreement or any right that they or it may have thereunder. Except as expressly set forth herein, the Agreement shall otherwise remain in full force and effect.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BOARD OF TRADE OF THE CITY OF NEW YORK, INC.

By	/S/ C. HARRY FALK

	Name:	C. Harry Falk
	Title:	President & CEO

INTERCONTINENTALEXCHANGE, INC.

By	/S/ JEFFREY C. SPRECHER

	Name:	Jeffrey C. Sprecher
	Title:	Chief Executive Officer

CFC ACQUISITION CO.

By	/S/ JEFFREY C. SPRECHER

	Name:	Jeffrey C. Sprecher
	Title:	Chief Executive Officer

Signature Page for First Amendment